Exhibit 3.3

AMENDMENT

TO

AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF

APX ACQUISITION CORP. I

RESOLVED, as a special resolution, that, subject to and conditional upon: (a) the effectiveness of the ordinary resolution to amend the Trust Agreement as set out below; (b) the effectiveness of the special resolution to amend the Amended and Restated Memorandum Articles of Association of the Company with respect to the NTA Requirement Amendment as set out below and (c) the Company having net tangible assets of at least US$5,000,001 as at the date of this special resolution, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(i)	the deletion of the existing Article 49.7 in its entirety and the insertion of the following language in its place:

49.7

In the event that the Company does not consummate a Business Combination within 21 months from the consummation of the IPO or 24 months from the consummation of the IPO if the Company extends the period of time to consummate a Business Combination by no more than three one-month extensions, provided that, such extension shall only be made where the Sponsor has deposited the lesser of US$125,000 or US$0.025 per share into the Trust Account for each one month extension (as applicable) on or prior to the applicable Business Combination deadline, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)

as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

(ii)	the deletion of the existing Article 49.8 in its entirety and the insertion of the following language in its place:

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 21 months from the consummation of the IPO, or 24 months from the consummation of the IPO if such time period is extended by the Company by no more than three one month extensions as provided for in Article 49.7 above; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

RESOLVED, as a special resolution, that, subject to and conditional upon: (a) the effectiveness of the special resolution to amend the Amended and Restated Articles of Association of the Company with respect to the Extension Amendment as set out above; and (b) the effectiveness of the ordinary resolution to amend the Trust Agreement as set out above, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(i)	the deletion of the existing Article 49.2 in its entirety and the insertion of the following language in its place:

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

(ii)	the deletion of the existing Article 49.4 in its entirety and the insertion of the following language in its place:

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

(iii)	the deletion of the existing Article 49.5 in its entirety and the insertion of the following language in its place:

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per- Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(i)	the deletion of the existing Article 17.2 in its entirety and the insertion of the following language in its place:

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, or (b) in connection with the consummation of a Business Combination.

(ii)	the deletion of the existing Article 49.10 in its entirety and the insertion of the following language in its place:

49.10

Except in connection with the conversion of Class B Shares into Class A Shares pursuant to the Class B Ordinary Share Conversion Article hereof where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.